UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2012

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on December 30, 2011, IRIDEX Corporation (“IRIDEX”) entered into an Asset Purchase Agreement with Cutera, Inc. (“Cutera”) and U.S. Bank, National Association, as Escrow Agent (the “Asset Purchase Agreement”). The Asset Purchase Agreement provides for the sale of substantially all of the assets of IRIDEX’s aesthetic business. Cutera agreed to pay approximately $5.1 million in cash for the assets of IRIDEX’s aesthetic business, subject to certain adjustments, and to assume certain liabilities of IRIDEX and its affiliates relating to the aesthetic business, as described in the Asset Purchase Agreement. Following the closing, IRIDEX will retain and focus on its ophthalmology business. The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which was filed as Exhibit 2.1 to IRIDEX’s Current Report on Form 8-K filed on January 3, 2012.

On February 2, 2012, IRIDEX completed the sale of substantially all of the assets of IRIDEX’s aesthetic business for $5,100,000, subject to certain post-closing adjustments, of which Cutera deposited an amount in cash equal to $510,000 in an escrow account established as of the closing of the transaction in satisfaction of its obligations with respect to certain indemnifiable losses.

In connection with the transaction IRIDEX and Cutera entered into a license agreement, which permits Cutera to utilize certain IRIDEX owned intellectual property following the transaction, and a transition services and supply agreement, pursuant to which IRIDEX will continue to support certain aspects of the aesthetics business following the closing of the transaction while that business is transitioned to Cutera.

On February 3, 2012, IRIDEX issued a press release announcing the closing of the transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated February 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ DOMINIK BECK
Dominik Beck President and Chief Executive Officer

Date: February 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 3, 2012.